OMEGA HEALTHCARE INVESTORS, INC.

ARTICLES SUPPLEMENTARY

OMEGA HEALTHCARE INVESTORS, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”), that:

FIRST:  Pursuant to Section 3-802(c) of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board of Directors”), duly adopted a resolution, at a meeting duly called and held on November 1, 2019, that prohibits the Corporation from electing to be subject to Section 3-803 of the MGCL unless such election is first approved by the stockholders of the Corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

SECOND:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD:  These Articles Supplementary shall be effective upon the acceptance of these Articles Supplementary for record by the Department.

FOURTH:   The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Chief Financial Officer, as of this 5th day of November, 2019.

ATTEST:OMEGA HEALTHCARE INVESTORS, INC.

/s/ Robert O. StephensonBy: /s/ C. Taylor Pickett__________

Name: Robert O. StephensonName: C. Taylor Pickett

Title: Chief Financial OfficerTitle: Chief Executive Officer